Filed pursuant to Rule 424(b)(3)

Registration No. 333-179534

SUPERFUND GOLD, L.P. – SERIES A-1, A-2 AND SERIES B-1, B-2 SUPPLEMENT
DATED MARCH 21, 2013 TO PROSPECTUS DATED MAY 11, 2012

FEBRUARY 2013 PERFORMANCE UPDATE

	February 2013	Year to Date	Total NAV 02/28/2013	NAV per Unit 02/28/2013
Series A-1	-3.94%	-1.78%	$11,712,976	$1,397.77
Series A-2	-3.78%	-1.45%	$3,220,599	$1,554.63
Series B-1	-2.38%	1.30%	$3,471,470	$1,125.03
Series B-2	-2.21%	1.64%	$3,537,426	$1,206.61

* All performance is reported net of fees and expenses

Fund results for February 2013:

The Fund produced positive results in February as unmet expectations for global demand sent commodities lower while unsettling election results in Italy and negative growth renewed European debt concerns. Well supplied base metal markets fell after the Chinese government moved to subdue rising property values. Energy futures fell markedly as European manufacturing and GDP data disappointed and the Italian electorate expressed a desire to end austerity measures. The U.S. dollar reached a 6-month high as U.S. Federal Reserve (the “Fed”) minutes signaled a possible variation in the current asset purchase program, boosting interest in safe-haven debt instruments. U.S. equities fared well with the S&P 500 again reaching a 5-year high before the threat of March 1 government-wide automatic spending cuts pressured markets. The Fund’s short-term models produced mixed results with gains in interest rates and losses in the energy sector.

The Fund’s allocation to equity indices yielded losses in February as European political instability and the slow pace of economic activity again raised concerns over regional finances. Economic data was weak across most of Western Europe, suppressing indices in France, Germany, and Spain. In the U.S., the S&P 500 Index finished modestly higher in choppy trade. Markets across Asia fared better, led by Japan which continued to benefit from Bank of Japan (“BOJ”) policy accommodation.

The Fund’s bond positions generated solid returns in February in treasuries as European debt crisis fears were reignited in reaction to inconclusive Italian election results. Global yields fell sharply as it became clear that the four-way election in Italy would result in a hung parliament, threatening 15 months of austerity measures. Worse than expected PMI data and negative euro-zone GDP growth forecasts for 2013 pressured German Bund yields. Demand for U.S. debt was bolstered by inflation data that remained below the 2% target of the Fed.

The Fund’s allocation to the money market sector generated favorable returns in February as rising interbank borrowing costs prompted European Central Bank (“ECB”) President Mario Draghi to restate their readiness to loosen monetary policy, lowering yield expectations. Yields were further pressured as early repayments on the second batch of emergency ECB loans disappointed as banks repaid less than half of the expected amount, thus signaling a slower removal of excess liquidity from the banking system.

The Fund’s currency positions posted disappointing results in February as the U.S. dollar strengthened dramatically against a basket of world currencies. Talks of currency wars floated across news wires as various countries sought to stimulate their economies through currency devaluation. Japan remained the weakest of the major currencies, declining another 1.4% as the BOJ is expected to instill measures designed to achieve their 2% inflation target. Renewed concerns over growth sent the euro to a 3.8% decline, while the British pound fell 4.3% on sluggish growth in the UK.

The Fund’s grain allocations generated mixed results in February as snow hit the U.S. Great Plains, providing much needed moisture to winter wheat just prior to emergence and pushing futures to 8-month lows. May CBOT corn fell 5.2% on improving global supplies as output in South America is expected to reach a record 94 million bushels.

The Fund’s metals positions generated healthy returns in February as economic growth expectations, the possible withdrawal of the Fed monetary stimulus, and slack physical demand drove COMEX gold and silver to 7-month lows. Base metals also declined broadly as Chinese copper production swelled 16% in January and LME stockpiles have doubled since September.

The Fund’s allocation to the energies sector underperformed in February as the uptrend in energy prices retraced and prices eased. After climbing in January on the expectations for improving economic conditions, crude oil fell back as the pace of recovery remained slow. Distillates also fell sharply, pressured by the threat in the U.S. of $1.2 trillion in automatic, government-wide spending cuts.

The Fund’s perpetual long gold position had a negative impact on performance in February as growing optimism for a U.S. economic recovery led investors to exit safe-haven assets, sending gold lower for a fifth consecutive month.

Other market sectors, relative to those discussed above, did not have a substantial impact on the month’s overall performance.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

SUPERFUND GOLD, L.P. – SERIES A-1
FEBRUARY 2013 ACCOUNT STATEMENT
(Prepared from Books without Audit for the Month ended February 28, 2013)

STATEMENT OF INCOME

FEBRUARY 2013
Investment income, interest	$(347)

Expenses
Management fee	22,054
Ongoing offering expenses	—
Operating expenses	7,351
Selling commissions	19,603
Other expenses	101
Incentive fee	—
Brokerage commissions	21,835
Total expenses	70,944

Net investment gain (loss)	(71,291)

Realized and unrealized gain (loss) on investments
Net realized gain (loss) on futures and forward contracts	151,341
Net change in unrealized appreciation (depreciation) on futures and forward contracts	(560,497)

Net gain(loss) on investments	(409,156)

Net increase (decrease) in net assets from operations	$(480,447)

STATEMENT OF CHANGES IN NET ASSET VALUE

FEBRUARY 2013
Net assets, beginning of period	$12,332,078

Net increase (decrease) in net assets from operations	(480,447)

Capital share transactions
Issuance of shares	80,155
Redemption of shares	(218,811)

Net increase(decrease) in net assets from capital share transactions	(138,656)

Net increase(decrease) in net assets	(619,103)

Net assets, end of period	$11,712,976
NAV Per Unit, end of period	$1,397.77

SUPERFUND GOLD, L.P. – SERIES A-2
FEBRUARY 2013 ACCOUNT STATEMENT
(Prepared from Books without Audit for the Month ended February 28, 2013)

STATEMENT OF INCOME

FEBRUARY 2013
Investment income, interest	$(95)

Expenses
Management fee	6,054
Ongoing offering expenses	—
Operating expenses	2,018
Other expenses	28
Incentive fee	—
Brokerage commissions	5,994
Total expenses	14,093

Net investment gain (loss)	(14,188)

Realized and unrealized gain (loss) on investments
Net realized gain (loss) on futures and forward contracts	41,543
Net change in unrealized appreciation (depreciation) on futures and forward contracts	(153,857)

Net gain(loss) on investments	(112,313)

Net increase (decrease) in net assets from operations	$(126,502)

STATEMENT OF CHANGES IN NET ASSET VALUE

FEBRUARY 2013
Net assets, beginning of period	$3,421,871

Net increase (decrease) in net assets from operations	(126,502)

Capital share transactions
Issuance of shares	0
Redemption of shares	(74,771)

Net increase(decrease) in net assets from capital share transactions	(74,771)

Net increase(decrease) in net assets	(201,273)

Net assets, end of period	$3,220,599

NAV Per Unit, end of period	$1,554.63

SUPERFUND GOLD, L.P. – SERIES B-1
FEBRUARY 2013 ACCOUNT STATEMENT
(Prepared from Books without Audit for the Month ended February 28, 2013)

STATEMENT OF INCOME

FEBRUARY 2013
Investment income, interest	$(157)

Expenses
Management fee	6,536
Ongoing offering expenses	—
Operating expenses	2,179
Selling commissions	5,810
Other expenses	407
Incentive fee	—
Brokerage commissions	9,669
Total expenses	24,602

Net investment gain(loss)	(24,759)

Realized and unrealized gain(loss) on investments
Net realized gain(loss) on futures and forward contracts	56,724
Net change in unrealized appreciation (depreciation) on futures and forward contracts	(116,412)

Net gain(loss) on investments	(59,688)

Net increase (decrease) in net assets from operations	$(84,447)

STATEMENT OF CHANGE IN NET ASSET VALUE

FEBRUARY 2013
Net assets, beginning of period	$3,758,211

Net increase (decrease) in net assets from operations	(84,447)

Capital share transactions
Issuance of shares	3,250
Redemption of shares	(205,544)

Net increase (decrease) in net assets from capital share transactions	(202,294)

Net increase(decrease) in net assets	(286,741)

Net assets, end of period	$3,471,470
NAV Per Unit, end of period	$1,125.03

SUPERFUND GOLD, L.P. – SERIES B-2
FEBRUARY 2013 ACCOUNT STATEMENT
(Prepared from Books without Audit for the Month ended February 28, 2013)

STATEMENT OF INCOME

FEBRUARY 2013
Investment income, interest	$(160)

Expenses
Management fee	6,649
Ongoing offering expenses	—
Operating expenses	2,216
Other expenses	414
Incentive fee	—
Brokerage commissions	9,837
Total expenses	19,117

Net investment gain(loss)	(19,276)

Realized and unrealized gain(loss) on investments
Net realized gain(loss) on futures and forward contracts	57,705
Net change in unrealized appreciation (depreciation) on futures and forward contracts	(118,426)

Net gain(loss) on investments	(60,721)

Net increase (decrease) in net assets from operations	$(79,997)

STATEMENT OF CHANGE IN NET ASSET VALUE

FEBRUARY 2013
Net assets, beginning of period	$3,582,528

Net increase (decrease) in net assets from operations	(79,997)

Capital share transactions

Issuance of shares	34,896

Redemption of shares	—

Net increase (decrease) in net assets from capital share transactions	34,896

Net increase(decrease) in net assets	(45,101)

Net assets, end of period	$3,537,426

NAV Per Unit, end of period	$1,206.61

TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE INFORMATION CONTAINED HEREIN IS ACCURATE AND COMPLETE.

/s/ Nigel James
Nigel James, President
Superfund Capital Management, Inc.
General Partner
Superfund Gold, L.P.